BOARD RESOLUTIONS

REGARDING EXPENSE LIMITATIONS

NOVEMBER 17-18, 2010

WHEREAS,

LMPFA[1] has agreed to waive fees and/or reimburse operating expenses to the extent necessary to limit total operating expenses (other than interest, brokerage, dividend expense on short sales, taxes and extraordinary expenses) to the amounts set forth in the Treasurer’s Report and as presented to and described at this meeting, subject to recapture as described below; therefore, as to each listed class of each fund, be it

RESOLVED:	That the Board approves and agrees to this arrangement, subject to the following:

1) That this arrangement will continue until December 31, 2012, unless modified or terminated prior to that date by agreement of LMPFA and the Board, and may be terminated at any time after that date by LMPFA;

2) That the arrangement may be modified by LMPFA to decrease total annual operating expenses of a class or fund at any time;

3) That the manager is permitted to recapture amounts waived or reimbursed to the fund within three years after the year in which LMPFA earned the fee or incurred the expense if the fund’s total annual operating expenses have fallen to a level below the limit described above; and

4) That in no case will LMPFA recapture any amount that would result, on any particular business day of the fund, in the fund’s total annual operating expenses exceeding the limit described above or any other limit then in effect; and further

RESOLVED:	That the officers of the Fund, be, and the same hereby are, authorized to update the Prospectus and the Statement of Additional Information, with such amendments or applicable filings to include such other revisions as said officers may deem appropriate; and further

RESOLVED:	That the officers of the Fund be, and each of them hereby is, authorized, empowered and directed to take all actions and to execute all documents necessary to give full effect to the foregoing resolutions in such manner or such forms as the officer or officers shall approve in his, her, or their discretion, in each case as conclusively evidenced by his, her, or their actions or signatures.

[1]	Legg Mason Partners Fund Advisors, LLC (“LMPFA”) is the investment manager of each of the funds listed in the following chart.

The information below is drawn from the Treasurer’s Report referenced in the foregoing resolutions. The amounts stated do not include the following expenses that may be incurred by a fund: interest, brokerage, dividend expense on short sales, taxes and extraordinary expenses.

LEGG MASON CHARLES STREET TRUST, INC.
Name of Fund	Name of Class	Expense Limit		Expense Limit Expiration Date
Legg Mason Batterymarch U.S. Small Capitalization Equity Portfolio	A	1.30		12/31/2012
	C	2.05		12/31/2012
	FI	1.30		12/31/2012
	R	1.55		12/31/2012
	R1	2.05		12/31/2012
	I	1.00		12/31/2012
Legg Mason BW Global Opportunities Bond Fund	A	1.00		12/31/2012
	C	1.45		12/31/2012
	FI	1.00		12/31/2012
	I	0.75		12/31/2012
	IS	0.65		12/31/2012

LEGG MASON GLOBAL TRUST, INC.
Name of Fund	Name of Class	Expense Limit		Expense Limit Expiration Date
Legg Mason Batterymarch Emerging Markets Trust	A	1.50		12/31/2012
	C	2.25		12/31/2012
	FI	1.50		12/31/2012
	R	1.75		12/31/2012
	R1	2.25		12/31/2012
	I	1.25	[1]	12/31/2012
	IS	1.25	[2]	12/31/2012

[1]

LMPFA has agreed to waive fees and/or reimburse operating expenses (other than interest, dividend expense on short sales, taxes, extraordinary expenses and brokerage commissions) at the annual rate of 0.06% of average daily net assets for Class I shares, provided that no waiver or reimbursement will be made beyond the amount necessary to reduce that class’ annualized expenses to 1.25% of average daily net assets. This arrangement is not subject to recapture.

[2]	In addition, LMPFA has agreed that total annual fund operating expenses for Class IS shares of the fund will not exceed total annual fund operating expenses for Class I shares of the fund.

Legg Mason Batterymarch International Equity Trust	A	1.35		12/31/2012
	C	2.10		12/31/2012
	FI	1.35		12/31/2012
	R	1.60		12/31/2012
	R1	2.10		12/31/2012
	I	1.10		12/31/2012
	IS	1.10	[2]	12/31/2012

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST
Name of Fund	Name of Class	Expense Limit	Expense Limit Expiration Date
Legg Mason BW International Opportunities Bond Fund	A	1.00	12/31/2012
	C	1.45	12/31/2012
	FI	1.00	12/31/2012
	I	0.75	12/31/2012
	IS	0.65	12/31/2012

BOARD RESOLUTIONS

REGARDING EXPENSE LIMITATIONS FOR CLASS R OF LEGG MASON BW

INTERNATIONAL OPPORTUNITIES BOND FUND (THE “FUND”)

FEBRUARY 24-25, 2011

Expense Limitation

WHEREAS: The investment manager of the Fund (the “Manager”), with the intention of creating a binding agreement, has offered to forgo fees and/or reimburse operating expenses to the extent necessary to limit total annual operating expenses (other than interest, brokerage, dividend expense on short sales, taxes and extraordinary expenses) to 1.25%, subject to the following terms:

•

That said limit on total annual operating expenses will continue until December 31, 2012, unless modified or terminated prior to that date by agreement of the Manager and the Board, and may be terminated at any time after that date by the Manager;

•	That the arrangement may be modified by the Manager to decrease total annual operating expenses of Class R or the Fund at any time;

•

That the Manager is permitted to recapture amounts forgone or reimbursed to the class within three years after the year in which the Manager earned the fee or incurred the expense if Class R’s total annual operating expenses have fallen to a level below the limit described above; and

•

That in no case will the Manager recapture any amount that would result, on any particular business day of the Fund, in Class R’s total annual operating expenses exceeding the limit described above or any other lower limit then in effect;

NOW THEREFORE, as to Class R of the Fund, be it

RESOLVED: That the Board approves and accepts such agreement;

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